PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Vice President of Global Communications (831) 458-7537

Plantronics Announces Proposed $500 Million Offering of Senior Notes and Amendment and Restatement of Senior Credit Facility

Santa Cruz, CA, May 18, 2015 – Plantronics, Inc. (NYSE: PLT) today announced that it intends to offer, subject to market and other considerations, $500 million aggregate principal amount of senior notes due 2023 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

In connection with the offering of Notes, Plantronics has entered into an amended and restated senior credit facility to, among other things, reduce the commitments under Plantronics’ existing senior credit facility from $200 million to $100 million in aggregate principal amount and to permit the issuance of the Notes. The amended and restated senior credit facility will become effective concurrently with the closing of the Notes.

Plantronics intends to use approximately $151 million of the net proceeds from the offering, together with cash on hand, to repay all outstanding amounts under its senior credit facility. Pursuant to Plantronics’ return of capital policy announced on March 4, 2015, Plantronics intends to use the remaining net proceeds from the offering for share repurchases and general corporate purposes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098
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